Exhibit 10.1

NetScout Systems, Inc.
Summary of Non-Employee Director Compensation
Effective as of October 25, 2016, non-employee directors are compensated $60,000 annually for their services and do not receive any additional compensation for any regular Board meeting attended. The lead non-employee director receives an additional annual retainer of $35,000. Non-employee directors will receive $15,000 annually for serving on the Audit Committee, $10,000 annually for serving on the Compensation Committee, $6,000 annually for serving on the Nominating and Corporate Governance Committee, and $6,000 for serving on the Finance Committee. In addition, directors who are chairpersons of a particular committee are also given additional annual compensation of $15,000 for the Audit Committee, $10,000 for the Compensation Committee, $6,000 for the Nominating and Corporate Governance Committee, and $6,000 for the Finance Committee. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee and for attendance at approved director education programs.
Non-employee directors are also each granted annual equity-based awards in the form of restricted stock units in the amount of $140,000. These restricted stock unit awards vest 100% on the date of our annual meeting provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our non-employee directors.